Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ANNOUNCES RESTRUCTURING PLAN OF CODY LABORATORIES SUBSIDIARY

Philadelphia, PA — June 29, 2018 — Lannett Company, Inc. (NYSE: LCI) today announced a restructuring and cost reduction plan of its subsidiary, Cody Laboratories (Cody), a developer and manufacturer of pain management active pharmaceutical ingredients (APIs).  The plan is expected to generate annualized cost savings of approximately $10 million and be substantially completed by December 2018.

“In recent years the regulatory and competitive landscape for pain management APIs has changed, extending Cody’s timeline to profitability and causing us to revise our plan for this business,” said Tim Crew, chief executive officer of Lannett.  “We determined the substantial continuing investment to attain the size and scale necessary to become a broad competitive force in that space was inconsistent with our renewed focus on our core business, where we see a great deal more near-term opportunities to grow high value assets.  Nevertheless, Cody continues to offer intriguing vertical integration opportunities.  We remain committed to investing in Cody’s operations, albeit in a more targeted and selective manner.  Savings that result from implementation of the restructuring and cost reduction plan will be invested in the opportunities and initiatives mentioned above.  We have also begun evaluating strategic alternatives to unlock even more value from Cody.”

As part of Cody’s restructuring, the company intends to transfer production of finished dosage liquid pharmaceutical products to its Carmel, New York facility, discontinue the manufacture of less profitable API products and rationalize the API product development program.  These actions are estimated to ultimately result in the reduction of approximately 50 positions at Cody.

The company estimates that it will incur approximately $5 million of total costs to implement the plan, comprised primarily of severance and employee related costs.  In addition, the company may incur non-cash impairment charges related to Cody’s facility, equipment and other plant-related assets.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statement, including, but not limited to, exploring and evaluating strategic alternatives; and actions to improve efficiencies and reduce costs, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time, including the prospectus supplement related to the proposed offering to be filed with the SEC.  These forward-looking statements represent the Company’s judgment as of the date of this news release.  The Company disclaims any intent or obligation to update these forward-looking statements.

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